Exhibit 99.1

First National Bancshares Reports 2nd Quarter Earnings

    BRADENTON, Fla.--(BUSINESS WIRE)--July 7, 2003--First National Bancshares Inc. (Nasdaq:FBMT), a Bradenton based holding company and parent of 1st National Bank & Trust, announced earnings for the first six months of 2003.
    Earnings for the first six months of 2003 were $1.221 million compared to $1.263 million for the first six months of 2002.
    For the first six months of 2003, earnings per share were 64 cents compared to 69 cents for the first six months of 2002.
    First National Bancshares is located in Bradenton, Florida. More information can be obtained through the bank's web site at http://www.firstnbt.com, under investor relations, or on-line through the stock symbol FBMT.

    CONTACT: 1st National Bank & Trust, Bradenton
             Paul Welsh, 941/746-4964 Ext. 103